Exhibit 10.1

ADDENDUM TO SUBSCRIPTION AND SHAREHOLDER AGREEMENT

The Parties to this Addendum (“Addendum”) dated for reference purposes as of December 2, 2011, previously entered into a Subscription and Shareholder Agreement dated as of November 11, 2010 (“Agreement”).  Except as amended, all terms of the Agreement remain in full force and effect, and are incorporated by this reference.  The Parties to the Agreement and this Addendum are Azur Capital (NBD) SDN BHD (“Azur”), formerly referred to in the Agreement erroneously as Azur Capital SDN BHD, and VelaTel Global Communications, Inc. (“VelaTel”), formerly known as of the date of the Agreement as China Tel Group, Inc.

I.  RECITALS

A.	Azur has previously performed its obligation under the Agreement to pay $2,000,000 to an affiliate of YYNT.

B.	VelaTel has previously performed its obligation under the Agreement to issue Azur 9,000,000 shares of CHTL Stock. Such stock is now publicly traded under the symbol “OTCQB:VELA” (“VELA Stock”).

C.
The Parties have encountered unanticipated delays and expenses in creating the entities contemplated under the Agreement in order to deploy the YYNT Network.  In the interim, the value of the VELA Stock has declined compared to the date the 9,000,000 shares were issued to Azur and compared to the expectations of the Parties as to what its value would be as of the date of this Addendum.

D.	The Parties now desire to amend the Agreement in consideration of the mutual promises set forth below and other good and valuable consideration.

II.  AGREEMENT

1.	VelaTel shall issue to Azur or as Azur directs 15,000,000 additional shares of VELA Stock.

2.
Azur shall secure an opinion letter from its attorneys King & Wood regarding the irrevocable right of YYNT to use and commercialize (subject to affiliation with a relevant license holder) the Backbone Fiber and the legality and irrevocable nature of the contract between Enbishi and YYNT, in addition to allowing those rights to be unreservedly assigned to JV.  Azur shall make every effort to assist VelaTel and ZTE in complying with the financing requirements for the Equipment Contract.

3.
Azur shall complete the formation and registration of WFOE, with the assistance of VelaTel’s counsel, but shall allow VelaTel to open all bank accounts for WFOE, HK Co. and NewCo on behalf of the Parties and subject to the joint signature requirements set forth in the Agreement.

4.
Azur shall cooperate in the use of the YYNT Network by VelaTel’s customers/partners Aerostrong Company Limited (“Aerostrong”) and/or New Generation Special Network Communication Technology Co., Ltd. (“NGSN”), including the potential need to adjust equity percentages of the Parties pursuant to the Agreement and/or equity percentages of the Parties and YYNT under the JV Agreement between them to reflect the use needs and ability of Aerostrong and/or NGSN to commercialize the Backbone Fiber.

VELATEL GLOBAL COMMUNICATIONS, INC.

By   /s/ George Alvarez
George Alvarez, its Chief Executive Officer

12656 High Bluff Drive, Suite 155
San Diego, California 92130 USA
Facsimile: + (760) 359-7043
E-Mail: galvarez@velatel.com

AZUR CAPITAL (NBD) SDN BHD

By  /s/ Carol Choi
Greenland Limited, Its Director
Carol Choi, Authorized signatory of Greenland Limited

Britannia House
41, 4th Floor, Cator Road
Bandar Seri Begawan BS8811
Brunei Darussalam
Facsimile: + 852 2527 0762
E-Mail: carol@heritagetg.com